Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Alliance Bankshares Corporation 2007 Incentive Stock Plan of our report dated March 31, 2011, relating to the consolidated balance sheets of Alliance Bankshares Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010, which appears in Alliance Bankshares Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

February 9, 2012